Exhibit 5.1

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Jinxin Technology Holding Company Floor 4, Willow House Cricket Square Grand Cayman KY1-9010 Cayman Islands	Campbells Registered Foreign Law Firm 3002-04, 30/F Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong

D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com
29 December 2025
campbellslegal.com

Our Ref: 00528-41598
Your Ref:

CAYMAN | BVI | HONG KONG
Dear Sirs	___________

Jinxin Technology Holding Company

We have acted as Cayman Islands legal advisers to Jinxin Technology Holding Company (the “Company”), a Cayman Islands exempted company, in connection with the Company’s registration and offerings of any combination of ordinary shares of the Company of US$0.00001428571428 par value each (“Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (“ADSs”), each ADS representing 18 Ordinary Shares, certain preferred shares of the Company (“Preferred Shares”), warrants to purchase Ordinary Shares, including Ordinary Shares represented by ADSs (the “Warrants”), subscription rights to purchase Ordinary Shares, including Ordinary Shares represented by ADSs (the “Subscription Rights”) and units comprised of one or more of the Ordinary Shares, Preferred Shares, Warrants and/or the Subscription Rights (the “Units” with the Ordinary Shares, the Preferred Shares and shares issuable pursuant to the Warrants, Subscription Rights and Units collectively referred to herein as the “Shares”), having an aggregate offering price of US$100,000,000 through a Registration Statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date (the “Act”).

1	Assumptions

1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the Resolutions and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

(a)	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

(b)	All signatures, initials and seals are genuine;

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales) and Jane Hale (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

(c)	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

(d)	The A&R Memorandum and Articles remain in full force and effect and are unamended;

(e)	The Resolutions were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

(f)	With respect to each issuance of Shares, the Company’s then effective memorandum and articles of association will be amended to the extent that the share capital is authorised to issue such Ordinary Shares or Preferred Shares (as the case may be), and it will have sufficient authorised capital to effect the issue of Shares at the time of issuance;

(g)	With respect to each issuance of Warrants, a warrant agreement and any certificates representing and relating to such Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder, and such issuance of Warrants would be duly authorised, executed, issued and delivered, and constitute legal and binding obligations of the Company in accordance with the terms of the Registration Statement;

(h)	With respect to each issuance of Warrants, a subscription rights agreement relating to such Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws, and such issuance of Subscription Rights would be duly authorised, executed, issued and delivered, and constitute legal and binding obligations of the Company in accordance with the terms of the Registration Statement;

(i)	With respect to each issuance of Units, a unit agreement relating to such Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws, and such issuance of Units would be duly authorised, executed, issued and delivered, and constitute legal and binding obligations of the Company in accordance with the terms of the Registration Statement; and

(j)	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

2	Documents Reviewed

2.1	We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

(a)	A copy of the Registration Statement as provided and to be filed with the Commission on or about the date of this opinion;

(b)	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 11 August 2015;

(c)	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, reviewed by Campbells Corporate Services Limited on 17 December 2025;

(d)	A copy of the sixth amended and restated Memorandum and Articles of Association of the Company as registered and filed with the General Registry of the Cayman Islands on 2 June 2023 (the “A&R Memorandum and Articles”);

(e)	Copies of the written resolutions of the Board dated 22 December 2025 (together, the “Resolutions”);

(f)	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 17 December 2025 (the “Certificate of Good Standing”);

(g)	A certificate provided by a director of the Company dated 22 December 2025 (“Director’s Certificate”); and

(h)	The records of proceedings of the Company on file with, and available for inspection on 17 December 2025, at the Grand Court of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 3,500,000,000 ordinary shares of a par value of US$0.00001428571428 each.

3.3	With respect to the Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Board, the Shares will be duly authorized, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the captions “Taxation”, “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

The opinions hereinbefore given are subject to the following qualifications:

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2	In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Enforceability of Civil Liabilities” and “Legal matters” and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this opinion and an exhibit or otherwise.

Yours faithfully

/s/ Campbells

Campbells

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